[LOGO OF THE MONY GROUP]	The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2472 212 708 2399 Fax	News Release MEDIA CONTACTS: Mary Taylor 212 708 2250 INVESTOR CONTACT: Jay Davis 212 708 2917

The MONY Group Inc. Reports Second Quarter 2003 Results

NEW YORK – August 5, 2003—The MONY Group Inc. (NYSE:MNY) today reported results for the second quarter and first six months of 2003.

Net income for the quarter ended June 30, 2003 was $20.7 million or $0.43 per share and included:

-	$3.3 million or $0.07 per share of adjusted operating income;
-	$6.8 million or $0.14 per share of after-tax venture capital income;
-	$10.6 million or $0.22 per share of after-tax net realized gains from investments.

For the first six months of 2003, net income was $28.3 million or $0.60 per share and included:

-	$6.7 million or $0.14 per share of adjusted operating income;
-	$1.6 million or $0.03 per share of after-tax venture capital income;
-	$20.0 million or $0.43 per share of after-tax net realized gains from investments.

Reflecting the company’s strategic focus on expanding distribution channels, enhancing product offerings and increasing productivity, sales increased across each of MONY’s business segments. The primary driver behind higher life and annuity sales during the quarter was MONY Partners, the company’s wholesaling business. Against a backdrop of more favorable market conditions and increased retail investment activity, Advest’s revenues increased, and MONY’s accumulation assets under management rose to $8.7 billion.

“The strategic actions we have taken to sharpen the focus of our business units, coupled with a more positive market environment, drove increased sales across product areas and distribution channels,” said Michael I. Roth, chairman and CEO, The MONY Group. “At the mid-point of the year, our plan to grow and diversify revenues and improve profitability is on track. We remain committed to executing our strategy and building on this success over the remainder of 2003.”

Second Quarter and First Half 2002

For the second quarter of 2002, the company reported a net loss of $11 million or $0.23 per share, which was comprised of:

-	Adjusted operating income of $7.5 million or $0.15 per share, including interest and litigation fees of $4.5 million or $0.10 per share related to a dispute on the sale of real estate in 1999;
-	A net after-tax venture capital loss of $3 million or $0.06 per share;
-	Net after-tax realized losses on investments of $15.5 million or $0.32 per share.

The company’s net income for the first half of 2002 was $3.3 million or $0.07 per share, which includes:

-	Adjusted operating income of $19.4 million or $0.39 per share;
-	Net after-tax venture capital income of $200,000 or $0.01 per share.
-	Net after-tax realized losses on investments of $16.3 million or $0.33 per share.

An earnings summary is as follows:

($ millions except share data and per share amount)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002		Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Net Income (Loss)	$20.7	$(11.0)		$28.3	$3.3
Net Realized (Gains) Losses From Investments	(10.6)	15.5		(20.0)	16.3

Adjusted Operating Income Including Net Results From Venture Capital Investments	10.1	4.5		8.3	19.6
Net (Income) Loss From Venture Capital Investments	(6.8)	3.0		(1.6)	(0.2)

Adjusted Operating Income (1):	$3.3	$7.5	(4)	$6.7 (3)	$19.4	(4)

Per Share Amounts
Net Income (Loss)	$0.43	$(0.23)		$0.60	$0.07
Net Realized (Gains) Losses From Investments	(0.22)	0.32		(0.43)	0.33

Adjusted Operating Income Including Net Results From Venture Capital Investments	0.21	0.09		0.17	0.40
Net (Income) Loss From Venture Capital Investments	(0.14)	0.06		(0.03)	(0.01)

Adjusted Operating Income (1):	$0.07	$0.15	(4)	$0.14 (3)	$0.39	(4)

Share Data (2):
Weighted-average Shares Outstanding	46,961,194	47,994,628		46,961,194	48,003,420
Plus: Incremental Shares from Assumed Conversion of Dilutive Securities	405,988	—		76,787	1,667,333

Weighted-average Shares Used in Per-Share Calculations	47,367,182	47,994,628		47,037,981	49,670,753

(1)	In addition to reporting and measuring the company’s results of operations based on net income/(loss) as determined in accordance with generally accepted accounting principles (GAAP), the company also reports what it refers to as “adjusted operating income”, which, while derived from our results in accordance with GAAP, represents a non-GAAP financial measure. The company defines “adjusted operating income” as net income/(loss) determined in accordance with GAAP excluding after -tax net realized gains/(losses) and the net after-tax results from the company’s venture capital investments. These items will fluctuate from period to period depending on the prevailing interest rate and economic environment, and are not necessarily indicative of the overall operating trends in our core operations. The company also reports “adjusted operating income” including the net after-tax results from the company’s venture capital investments which is also a non-GAAP financial measure. Both the company and many users of its financial information use these non-GAAP financial measures to evaluate the company’s operating performance.

(2)	1,597,371 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended June 30, 2002 because their inclusion would be anti-dilutive.

(3)	2003 year-to-date includes a gain from an insurance settlement from the events of September 11, 2001 of $2.6 million or $0.05 per share.

(4)	2002 includes interest and litigation fees of $4.5 million or $0.10 per share and $0.09 per share for the three and six-month periods, respectively, related to a dispute regarding the sale of real estate in 1999.

Highlights:

•	Total new life sales for the 2003 second quarter increased 11% over the comparable year-ago period to $67.8 million. New life sales during the 2003 first half increased by 23% over the first half last year to $135.2 million.

•	MONY Life’s individual life insurance sales were $24.2 million in the 2003 second quarter vs. $18.6 million in the 2002 second quarter. On a comparable six-month basis, MONY Life’s individual insurance sales were $42.8 million vs. $37 million. The increases reflect growth in new life sales through the brokerage channel, which totaled $10.3 million in the 2003 second quarter (vs. $0.2 million in the second quarter last year) and $16.6 million in 2003 first half (vs. $3 million last year).

•	Career agency sales of proprietary and nonproprietary protection and annuity products increased for the 2003 second quarter compared to the year-ago period. As part of its plan to improve the productivity and profitability of its career system, the company has enhanced its focus on high-performing financial professionals, and on capturing its career agents’ nonproprietary sales through its MONY Securities Corp. and MONY Brokerage Inc. subsidiaries. The increase in non-proprietary sales, as reflected in the higher revenues reported by these subsidiaries, offset a decline in proprietary sales.

•	Accumulation assets under management rose to $8.7 billion at quarter-end, compared to $7.7 billion at the end of 2002. The increase reflects an improved market environment, slightly more than $0.9 billion in sales during the first six months of 2003, and net inflows during the second quarter and first half.

•	Advest’s revenues increased by 11% in the 2003 second quarter over the year-ago quarter, with both its Private Client Group and institutional fixed-income business experiencing growth during the period.

•	As of June 30, 2003, book value, excluding accumulated comprehensive income, was $41.21 per share.

Business Segments

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, group universal life and interest sensitive whole life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

Total new life sales for the second quarter of 2003 were $67.8 million compared with $61.3 million in the second quarter of 2002. The growth was driven primarily by higher proprietary life sales through the brokerage channel, with USFL sales also increasing during the quarter.

For the first half of 2003, total new life sales were $135.2 million compared with $110 million in the first half of 2002, with brokerage channel, USFL and corporate-owned life insurance sales rising during the period.

MONY Life’s individual life insurance sales were $24.2 million in the second quarter of 2003 compared with $18.6 million in the prior-year quarter. The brokerage channel, including MONY Partners, generated $10.3 million in new proprietary life sales vs. $0.2 million in the prior year quarter. The career agency system generated $13.9 million in new proprietary life sales during the second quarter of 2003 compared with $18.4 million in the second quarter of 2002. Including non-proprietary sales (which are written through MONY Securities Corp. and MONY Brokerage Inc.), total career agency protection sales rose slightly on a quarter-over-quarter basis.

For the first six months of 2003, MONY Life’s individual life insurance sales were $42.8 million compared with $37 million in the prior year period. Brokerage channel sales of MONY Life individual insurance products rose to $16.6 million from $3 million in the 2002 first half. Career agency sales of MONY Life individual insurance products were $26.2 million during the first half of 2003 compared with $34 million in the 2002 first half. Including non-proprietary sales, total career agency protection sales increased slightly in the 2003 first half vs. the year-ago period.

U.S. Financial Life Insurance Co. (USFL) sales for the second quarter of 2003 increased to $15.7 million from $14.8 million during the second quarter of 2002. For the first six months of 2003, USFL sales were $31.1 million vs. $26.9 million in last year’s first half.

Sales of corporate-owned life insurance (COLI) were $27.9 million during the second quarter of 2003, level with 2002 second quarter sales. For the first six months of 2003 and 2002, they were $61.3 million and $46.1 million, respectively.

Accumulation Segment

The MONY Group distributes proprietary annuities and retail mutual funds through its career agency system, member companies and third-party broker-dealers.

New accumulation assets raised in the 2003 second quarter were $471 million compared with $467 million during the second quarter of 2002. For the first six months of 2003, accumulation assets raised were $906 million, compared with $911 million in the prior-year period.

Accumulation assets under management were $8.7 billion at June 30, 2003, compared with $7.7 billion as of December 31, 2002 and $7.9 billion as of March 31, 2003. The increase in assets resulted primarily from market appreciation, with net inflows during the quarter also contributing.

Sales of the company’s annuity products were $141 million during the second quarter of 2003 compared with $132 million for the second quarter of 2002. Fixed annuity sales were $44 million; the product was introduced in the second quarter of 2002. Variable annuity sales were $97 million vs. $132 million in the year-ago period.

MONY Partners generated $14 million and $4 million of proprietary fixed and variable annuity product sales, respectively, through the brokerage channel in the current quarter. Career agency sales of proprietary annuities were $118 million, which included fixed and variable annuity sales of $27 million and $91 million, respectively. In the 2002 second quarter, proprietary variable annuity sales by the career system were $130 million. Including nonproprietary sales, total career agency sales of annuity products during the quarter were roughly even with the second quarter of last year.

For the first six months of 2003, total sales of the company’s annuity products were $287 million compared with $232 million. Fixed annuity sales were $98 million, and variable annuity sales were $189 million, compared with $232 million in the 2002 first half.

Proprietary fixed and variable annuity sales through MONY Partners were $32 million and $10 million, respectively, in the 2003 first half, for a total of $42 million. Career agency sales of the company’s annuity products totaled $236 million, and included fixed and variable annuity sales of $59 million and $177 million, respectively. In the 2002 first half, career agency sales of the company’s annuity products were $230 million. Including nonproprietary sales, total career agency sales of annuity products increased by about 20% in the 2003 first half compared to the 2002 first half.

The Enterprise Group of Funds had 2003 second quarter sales of $330 million compared with $335 million in the second quarter of 2002. Enterprise mutual fund sales through third-party broker-dealers were $257 million compared with $254 million while sales through MONY Life’s career system were $57 million compared with $65 million during the second quarter of 2002.

For the 2003 first half, Enterprise mutual fund sales were $619 million compared with $679 million in the first six months of 2002. Of these amounts, third-party broker-dealers generated $493 million in sales, compared with $512 million last year, while sales through MONY Life’s career system were $99 million compared with $139 million during the second quarter of 2002.

Retail Brokerage & Investment Banking Segment

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services for high-net worth individuals and small to mid-size business owner clients primarily through MONY’s Advest and MONY Securities Corp. subsidiaries.

The Retail Brokerage and Investment Banking segment had revenues of $101.4 million for the second quarter of 2003 compared with $91.2 million during the second quarter of 2002.

Revenues at Advest rose to $87.9 million for the 2003 second quarter from $78.9 million in the year-ago period, with its Private Client Group benefiting from the market upturn and improved retail investing environment. Advest’s institutional fixed-income business also generated a higher level of revenues. Revenues for MONY Securities Corporation were $12.8 million compared with $11.8 million during the 2002 second quarter.

For the first six months of 2003, the Retail Brokerage and Investment Banking segment’s revenues were $188.8 million vs. $175.6 million in the year-ago period. The increase was attributable to higher revenues at Advest, which were $165 million vs. $152.2 million in the year-ago period.

Revenues for MONY Brokerage Inc., which include sales by the company’s career agents of certain nonproprietary protection and other products, and which are reported in the company’s “Other Products “ segment, rose to $5.5 million in the 2003 second quarter from $2.8 million in the year-ago period. For the first six months of 2003, MONY Brokerage Inc. revenues were $11.2 million, more than double the $4.8 million reported in the 2002 first half.

Business Outlook

“We are encouraged by our success in increasing sales through new and existing distribution channels, as well as by the market upturn and improving investor environment, which benefit our accumulation and retail brokerage businesses,” said Mr. Roth. “If the economy continues to strengthen as expected during the second half of 2003 and the positive market trends continue, we will be on target to meet our business objectives for the year.”

Forward Looking Statements

This release contains forward-looking statements concerning the Company’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning the Company’s operations, economic performance, prospects and financial condition for 2003 and following years. The Company claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: the Company could have further venture capital losses; the Company could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; the Company could be required to take a goodwill impairment charge relating to our investment in Advest if the market deteriorates further; the Company could have to accelerate amortization of deferred policy acquisition costs if market conditions continue to deteriorate; the Company could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from our mortality assumptions; the Company could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for the Company’s products. The Company does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Conference Call

The MONY Group Inc. will host a conference call on Tuesday, August 5, 2003 commencing at 9:00 AM (Eastern Standard Time) to discuss its second quarter 2003 financial results. To participate in the call, U.S. participants should dial 1-888-889-5602 and Canadian and other international participants should dial 1-973-339-3086. Participants should dial into the call 10 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available on The MONY Group Inc.’s website at www.mony.com/investorrelations.

A replay of the conference call will be available from 12:00 p.m. (Eastern Standard Time) on Tuesday, August 5, 2003 through midnight (Eastern Standard Time) on Tuesday, August 12, 2003. Callers from the United States should dial 1-877-519-4471 and callers from outside the United States should dial 1-973-341-3080. The playback access code for replay calls will be 4000477.

This press release, the Company’s quarterly financial supplement and other financial documents may be accessed at www.mony.com/investorrelations.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional company information is available at www.mony.com.

SUPPLEMENTARY FINANCIAL INFORMATION

To assist interested parties in analyzing the Company’s consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group prepared in accordance with generally accepted accounting principles for the three-month and six month periods ended June 30, 2003, and 2002, along with a reconciliation of the company’s consolidated net income determined in accordance with generally accepted accounting principles to “adjusted operating income” and “adjusted operating income/(loss) including the net after-tax results from venture capital investments”. Both “adjusted operating income” and “adjusted operating income/(loss) including the net after-tax results from venture capital investments” represent non-GAAP financial measures. Both the company and many users of its financial information use these non-GAAP measures to evaluate the company’s operating performance.

Exhibit II presents certain summary consolidated balance sheet data of The MONY Group as of June 30, 2003, including book value per share excluding accumulated comprehensive income. Book value per share excluding accumulated comprehensive income is a statistic that many users of financial information consider when assessing the fair market value of a company.

Exhibit III presents information regarding new business generated by the company for the three-month and six month periods ended June 30, 2003 and 2002. Management uses this information to measure its periodic sales production. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Annualized statutory-basis premiums in the Protection Products segment represent the total premium scheduled to be collected on a policy or contract over a twelve-month period. Pursuant to the terms of certain of the policies and contracts issued by the company, premiums and deposits may be paid or deposited on a monthly, quarterly, or semi-annual basis. Annualized statutory-basis premium does not apply to single premium paying business. All premiums received on COLI and BOLI business and single premium paying policies during the periods presented are included. Statutory basis premiums are used in lieu of GAAP basis premiums because, in accordance with statutory accounting practices, revenues from all classes of long-duration contracts are measured on the same basis, whereas GAAP provides different revenue recognition rules for different classes of long-duration contracts. The amounts presented with respect to annuity and mutual fund sales represent deposits made by customers during the periods presented.

The information presented in Exhibit III should not be viewed as a substitute for revenues determined in accordance with GAAP. Revenues in accordance with GAAP related to product sales are generated from both current and prior period sales that are in-force during the reporting period. For protection products GAAP recognizes premium revenue when due from a policyholder. For accumulation products, GAAP revenues are a function of fee based charges applied to a contractholder’s account balance. Because of how revenues are recognized in accordance with GAAP, we do not believe GAAP revenues are meaningful in assessing the periodic sales production of a life insurance company and, accordingly, a reconciliation to GAAP revenues would not be meaningful.

Exhibit I –

THE MONY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Premiums	173.8	169.9	340.6	334.3
Universal life and investment-type product policy fees	54.5	52.5	107.5	101.5
Net investment income	201.1	178.8	376.2	366.2
Net realized gains/(losses) on investments	15.0	(25.5)	31.6	(27.9)
Group Pension Profits	—	7.5	—	15.2
Retail brokerage and investment banking	108.9	100.7	203.5	193.8
Other income	51.2	29.3	88.2	67.5

	604.5	513.2	1,147.6	1,050.6
Benefits and Expenses:
Benefits to policyholders	211.2	199.5	407.5	390.2
Interest credited to policyholders’ account balances	34.0	27.9	67.9	55.8
Amortization of deferred policy acquisition costs	28.8	38.0	59.8	70.8
Dividends to policyholders	60.4	56.8	122.3	118.3
Other operating costs and expenses	243.0	207.1	456.2	410.5

	577.4	529.3	1,113.7	1,045.6

Income from continuing operations before income taxes	27.1	(16.1)	33.9	5.0
Income tax expense (benefit)	8.1	(5.1)	9.6	1.7

Income (loss) from continuing operations	19.0	(11.0)	24.3	3.3
Discontinued operations:
Income from real estate to be disposed of, net of income tax expense of $0.9 million and $2.1 million for the three and six-month periods ended June 30, 2003.	1.7	—	4.0	—

Net Income	20.7	(11.0)	28.3	3.3

Reconciliation of Net income to “Adjusted Operating Income/(Loss)” and to “Adjusted Operating Income/(Loss) including net after-tax results from venture capital investments”
Net Income (Loss)	$20.7	$(11.0)	$28.3	$3.3
Adjustments:
Net realized (gains)/losses from investments (after tax)	(10.6)	15.5	(20.0)	16.3

Adjusted Operating Income Including Net After-Tax Results From Venture Capital Investments	10.1	4.5	8.3	19.6
Net After-Tax Income (Income) Loss From Venture Capital Investments	(6.8)	3.0	(1.6)	(0.2)

Adjusted Operating Income	$3.3	$12.0	$6.7	$23.9

Diluted Per Share Amounts:
Net Income (Loss)	$0.43	$(0.23)	$0.60	$0.07
Adjusted Operating Income (Loss) Including Net After-Tax Results From Venture Capital Investments	$0.21	$0.09	$0.17	$0.40
Adjusted Operating Income	$0.07	$0.25	$0.14	$0.48

Share Data (see Note 1):
Weighted-average Shares Outstanding	46,961,194	47,994,628	46,961,194	48,003,420
Plus: Incremental Shares from Assumed Conversion of Diluted Securities	405,988	—	76,787	1,667,333

Weighted-average Shares in Diluted Per Share Calculations	47,367,182	47,994,628	47,037,981	49,670,753

Note 1: 1,597,371 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended June 30, 2002 because their inclusion would be anti-dilutive.

Exhibit II

SUMMARY CONSOLIDATED BALANCE SHEET DATA

($ in millions, except per share amounts)

As of June 30, 2003
Assets:
Invested assets (including cash and cash equivalents)	$13,264.6
Separate account assets	4,414.8
Other assets	2,923.1

Total assets	$20,602.5

Liabilities:
Policyholders’ liabilities	$11,246.1
Separate account liabilities	4,411.8
Short-term debt	7.0
Long-term debt	876.3
Other liabilities	2,026.3

Total liabilities	18,567.5

Shareholders’ equity:
Equity	1,968.6
Accumulated comprehensive income	66.4

Total shareholders’ equity	2,035.0

Total liabilities and shareholders’ equity	$20,602.5

Per share amounts:
Diluted book value per share	$42.61

Diluted book value per share (Ex. Accumulated Comprehensive Income)	$41.21

Exhibit III

SEGMENT INFORMATION

The following chart presents MONY’s protection and accumulation sales for the quarter as well as revenue generated from the company’s retail brokerage and investment banking segment.

	Three-Months Ended 6/30/03	Three-Months Ended 6/30/02	Six-Months Ended 6/30/03	Six-Months Ended 6/30/02
New Business ($ millions)
Protection Products
Career Agency System	$13.9	$18.4	$26.2	$34.0
U.S. Financial Life Insurance Company	15.7	14.8	31.1	26.9
MONY Partners Brokerage and Other	10.3	0.2	16.6	3.0
COLI/BOLI	27.9	27.9	61.3	46.1

Total New Life Insurance Premiums	$67.8	$61.3	$135.2	$110.0

Accumulation Products
Variable Annuities [1]	$97	$132	$189	$232
Fixed Annuities [2]	44		98
Career Agency System – Mutual Funds	57	65	99	139
Third Party Distribution – Mutual Funds	273	270	520	540

Total Accumulation	$471	$467	$906	$911

Revenues ($ millions)
Retail Brokerage & Investment Banking
Advest [3]	$87.9	$78.9	$165.0	$152.2
MONY Securities Corp.	12.8	11.8	22.2	22.6
Other	0.7	0.5	1.6	0.8

Total Revenue	$101.4	$91.2	$188.8	$175.6

Other Products
MONY Brokerage Inc. [4]	$5.5	$2.8	$11.2	$4.8

[1]	$91 million and $130 million sold through the career agency system, and $6 million and $2 million sold through the brokerage channel in the three month periods ended June 30, 2003 and 2002, respectively. $176 million and $229 million sold through the career agency system, and $13 million and $3 million sold through the brokerage channel in the six month periods ended June 30, 2003 and 2002, respectively.

[2]	$27 million and $59 million sold through the career agency system and $17 million and $39 million sold through the brokerage channel in the three and six-month periods ended June 30, 2003 and 2002, respectively. MONY Life’s fixed annuity was introduced in June 2002.

[3]	Excludes interest income of $7.5 million, $6.4 million, $14.6 million and $12.8 million for the three and six-month periods ended June 30, 2003 and 2002, respectively.

[4]	MONY Brokerage Inc. includes sales by the company’s career agents of certain nonproprietary protection and other products.